BISYS(R) Announces Agreement to Be Acquired by Citi

Citi to Retain Fund Services and Alternative Investments

J.C. Flowers to Acquire BISYS' Insurance Services Group and Retirement Services business from Citi in Simultaneous Transaction

ROSELAND, N.J.--(BUSINESS WIRE)--May 2, 2007--BISYS, a leading provider of outsourcing solutions for the financial services sector, today announced that it has entered into a definitive agreement under which Citi (NYSE: C) would acquire all of its outstanding shares in a transaction valued at approximately $1.45 billion. BISYS shareholders would receive $12.00 in cash per share, consisting of $11.85 per share to be paid by Citi at the closing of the acquisition and a special dividend of $0.15 per share in cash payable by BISYS, and conditioned upon the closing of the acquisition, for total consideration of $1.47 billion.

Citi would combine BISYS Fund Services and Alternative Investment Services, which provide administration and distribution services for mutual funds, hedge funds, private equity funds, and other investment products, with its own operations to create a leader in the Investment Servicing industry with expanded global presence and broader product offerings in these areas.

Simultaneously, JC Flowers, a private equity firm, would acquire BISYS' Insurance Services Group and Retirement Services business from Citi. The Insurance Services Group provides independent wholesale distribution of life insurance and commercial property/casualty insurance, among other activities. JC Flowers will be combining its existing commercial insurance business, Crump, with BISYS Commercial Insurance Services to achieve greater scale. In addition, JC Flowers' acquisition of BISYS' life insurance and retirement services business has the potential for creating a leading integrated provider of wholesale insurance brokerage and retirement services solutions.

Working with their advisors, the BISYS Board and Special Committee conducted an exhaustive review of BISYS' strategic alternatives over an eight month period that took into account the complexity and diversity of BISYS' businesses as well as certain tax considerations.

Robert J. Casale, BISYS' Chairman, Interim Chief Executive Officer and President, said, "We are pleased at this outcome of the strategic alternatives process. We believe this deal is the best transaction for our shareholders and clients, while providing new opportunities to our employees. We look forward to working with our colleagues at Citi and JC Flowers to facilitate a timely close and an orderly integration."

The Boards of Directors of Citibank, N.A. and BISYS as well as the Special Committee of independent directors of BISYS's board have each unanimously approved the transaction with Citi, and the Board of Directors of BISYS has recommended that BISYS shareholders approve the transaction. The transaction is expected to close in the second half of this year and is subject to BISYS shareholder approval and to regulatory approvals in the United States, Ireland, and Bermuda.

Bear Stearns is serving as financial advisor to BISYS. Merrill Lynch is serving as financial advisor to the Special Committee of independent directors of BISYS's board. Skadden, Arps, Slate, Meagher & Flom LLP is serving as BISYS's legal counsel. Paul, Weiss, Rifkind, Wharton and Garrison LLP is also serving as legal counsel to the Special Committee of independent directors of BISYS's board.

About BISYS

The BISYS Group, Inc. (NYSE: BSG) provides outsourcing solutions that enable investment firms and insurance companies to more efficiently serve their customers, grow their businesses, and respond to evolving regulatory requirements. Its Investment Services group provides administration and distribution services for mutual funds, hedge funds, private equity funds, retirement plans, separately managed accounts, and other investment products. Through its Insurance Services group, BISYS is the nation's largest independent wholesale distributor of life insurance and a leading independent wholesale distributor of commercial property/casualty insurance, long-term care, disability, and annuity products. Additional information is available at www.bisys.com.

About Citi

Citi is the most complete financial partner to corporations, financial institutions, institutional investors and governments in the world. As a global leader in banking, capital markets, and transaction services, with a longstanding presence in more than 100 countries, Citi enables clients to achieve their strategic financial objectives by providing them with cutting-edge ideas, best-in-class products and solutions, and unparalleled access to capital and liquidity. Citi also provides a broad range of financial products and services to individuals through brand names including Citi Smith Barney, Citibank, and Banamex. Additional information may be found at www.citigroup.com or www.citi.com.

IMPORTANT INFORMATION

The BISYS Group, Inc. ("BISYS") will file with the Securities and Exchange Commission (the "SEC") a current report on Form 8-K, which will include the merger agreement and related documents. The proxy statement that BISYS plans to file with the SEC and mail to stockholders will contain information about BISYS, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. In addition to receiving the proxy statement from BISYS by mail, stockholders will be able to obtain the proxy statement, as well as other filings containing information about BISYS, without charge, from the SEC's website (http://www.sec.gov) or, without charge, from BISYS at www.bisys.com. This announcement is not a solicitation of proxy.

PARTICIPANTS IN SOLICITATION

BISYS and its directors and executive officers and certain other members of management may be deemed to be participants in the solicitation of proxies in connection with the merger. Information concerning BISYS' participants is set forth in BISYS' Annual Report on Form 10-K for the fiscal year ended June 30, 2006, which was filed with the SEC on December 18, 2006. Additional information regarding the interests of participants of BISYS in the solicitation of proxies in connection with the merger will be included in the proxy statement to be filed with the SEC. BISYS' press releases and other Company information are available at BISYS' website located at www.bisys.com.

Except for the historical information contained herein, the matters discussed in the press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current reasonable expectations and are subject to certain assumptions, risks, uncertainties and changes in circumstances due to future events as well as changes in economic, competitive, regulatory and/or technological factors affecting BISYS' business, including, without limitation, the impact of the Company's proposed merger with Citibank, N.A., the ongoing government investigations and litigations involving The Company. More detailed information about risk factors that could cause actual results to differ materially are noted in BISYS' periodic filings with the Securities and Exchange Commission. These documents can be accessed on BISYS' website at www.bisys.com under the "Investor Relations" tab. Forward-looking statements are only predictions, not guarantees of performance, and speak only as of the date they are made. BISYS disclaims any obligation to update or amend these statements in light of new information, future events or otherwise.

CONTACT: The BISYS Group, Inc.

Amy Conti, 973-461-5914

Vice President, Investor Relations

www.bisys.com

or

Citi

Brian Steel, 212-816-2949

Media Relations

SOURCE: The BISYS Group, Inc.

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